Exhibit 5.1

January 26, 2010

Fushi Copperweld, Inc.
1 Shuang Qiang Road, Jinzhou
Dalian, PRC 116100

Re:	Fushi Copperweld, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel for Fushi Copperweld, Inc., a Nevada corporation (the “Company”), in connection with the authorization of the issuance and sale by the Company of 6,500,000 shares of common stock, par value $0.006 per share (the “Securities”), pursuant to the Form S-3 Registration Statement (Registration No. 333-160449) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

In rendering our opinions set forth below, we reviewed the Underwriting Agreement, dated January 26, 2010, by and between the Company and Jefferies & Company, Inc. (the “Underwriting Agreement”) and such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter.  As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company.  We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; and (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that the Securities are validly issued, fully paid and non-assessable.

This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada or consulted with members of this firm who are admitted in any other jurisdictions other than Nevada with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving Nevada law.

We express no opinion regarding the effect of any securities laws on the shares described in the Registration Statement or the Securities issued by the Company pursuant to the Underwriting Agreement.  It is our understanding that the Company has retained the law firm of Loeb & Loeb LLP to represent it with respect to the Registration Statement and the Underwriting Agreement with respect to matters of U.S. federal securities laws.

We consent to the law firm of Loeb & Loeb LLP relying upon this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement.

Sincerely yours,

/s/ Lewis and Roca LLP

LEWIS AND ROCA LLP